Exhibit 99.1

For Immediate Release

Contact: Jim Gattoni

Landstar System, Inc.

www.landstar.com

904-398-9400

April 24, 2014

LANDSTAR SYSTEM REPORTS RECORD FIRST QUARTER REVENUE OF

$688 MILLION AND RECORD FIRST QUARTER DILUTED

EARNINGS PER SHARE OF $0.61

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported record first quarter net income of $27.6 million, or $0.61 per diluted share, on record first quarter revenue of $688 million in the 2014 first quarter. Landstar reported net income from continuing operations of $25.8 million, or $0.55 per diluted share, on revenue from continuing operations of $623 million in the 2013 first quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was $105 million in the 2014 first quarter compared to $96 million in gross profit from continuing operations in the 2013 first quarter. Operating margin, representing operating income divided by gross profit, was 42.7 percent in the 2014 first quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2014 first quarter was $645.2 million, or 94 percent of revenue, compared to $574.7 million, or 92 percent of revenue from continuing operations, in the 2013 first quarter. Revenue hauled by rail, air and ocean cargo carriers was $33.5 million, or 5 percent of revenue, in the 2014 first quarter compared to $39.1 million, or 6 percent of revenue from continuing operations, in the 2013 first quarter.

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Trailing twelve-month return on average shareholder’s equity was 35 percent and trailing twelve-month return on invested capital, net income divided by the sum of average equity plus average debt, was 28 percent. As of March 29, 2014, the Company had $150 million in cash and short term investments. As of March 29, 2014, there was $192 million available for borrowing under the Company’s senior credit facility. Landstar purchased approximately 637,000 shares of its common stock during the 2014 first quarter at an aggregate cost of $37.1 million. Currently, there are approximately 2,131,000 shares of the Company’s common stock available for purchase under Landstar’s authorized share purchase program. In addition, Landstar announced that its Board of Directors has declared a quarterly dividend of $0.06 per share payable on May 30, 2014 to stockholders of record at the close of business on May 8, 2014. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“I am extremely pleased with the Company’s 2014 first quarter performance,” said Landstar Chairman and CEO Henry Gerkens. “2014 first quarter revenue, gross profit, operating income, net income, and diluted earnings per share were all first quarter records. Strength in demand for truck transportation services that began in the 2013 fourth quarter increased as we moved through the 2014 first quarter. Significant growth in revenue hauled via van equipment outpaced the growth in revenue hauled via unsided/platform equipment, though I believe that the growth in revenue hauled via unsided/platform equipment was slightly reduced due to the harsh weather experienced in January and February. Overall, the number of loads hauled via truck in the 2014 first quarter increased 4 percent over the 2013 first quarter while revenue per load increased 8 percent over the same period. It should also be noted that 2014 first quarter diluted earnings per share was negatively impacted compared to 2013 first quarter diluted earnings per share from continuing operations by approximately $0.03 per diluted share due to the fact that the Company’s annual agent meeting was held in the 2014 first quarter compared to 2013, when it was held in the second quarter. In addition, no provision for incentive compensation was included in the 2013 first quarter, whereas, a provision for incentive compensation of approximately $0.03 per diluted share was recorded in the 2014 first quarter. Operating margin in the first quarter is typically lower than the operating margin of any other quarter. In the 2014 first quarter, operating margin on a quarter over prior year quarter comparison was negatively impacted by the timing of the agent convention and provision for incentive compensation, although in-line with the operating margin anticipated in our previously issued guidance.”

LANDSTAR SYSTEM/3

Gerkens continued, “As I mentioned earlier, the underlying increase in demand that began in the 2013 fourth quarter accelerated as we moved through the 2014 first quarter. The increase in underlying demand combined with an industry-wide reduction in truck productivity, reflecting regulatory changes and severe weather that impacted the country during the 2014 first quarter, created supply chain disruption, tightening capacity and increasing spot rates. As we move into the second quarter, I expect that normal uptick in seasonal freight patterns will continue to drive strong demand for our truck services. Supporting this expectation, demand for the Company’s truck services accelerated during the first few weeks of the April fiscal period. During this period, the rate of growth in both the number of loads hauled and revenue per load on truck transportation revenue as compared to the comparable period of the prior year has exceeded the rate of growth experienced in the 2014 first quarter compared to the 2013 first quarter. Based on current trends, I anticipate 2014 second quarter revenue to be within a range of $750 million to $800 million. I also anticipate diluted earnings per share in the 2014 second quarter to be in a range of $0.73 to $0.78.

Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 2:00 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s First Quarter 2014 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “predicts,” “projects,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents;

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dependence on third-party capacity providers; decreased demand for transportation services; substantial industry competition; disruptions or failures in our computer systems; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; catastrophic loss of a Company facility; acquired businesses; intellectual property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2013 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time-to-time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services to a broad range of customers utilizing a network of agents, third-party capacity owners and employees. All Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2008 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

LANDSTAR SYSTEM/5

Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	March 29, 2014	March 30, 2013
Revenue	$688,197	$622,880
Investment income	363	374

Costs and expenses:
Purchased transportation	530,031	477,496
Commissions to agents	52,704	49,032
Other operating costs, net of gains on asset dispositions	6,586	5,240
Insurance and claims	11,857	11,763
Selling, general and administrative	35,600	31,477
Depreciation and amortization	6,768	6,438

Total costs and expenses	643,546	581,446

Operating income	45,014	41,808
Interest and debt expense	768	740

Income from continuing operations before income taxes	44,246	41,068
Income taxes	16,608	15,317

Income from continuing operations	27,638	25,751

Income from discontinued operations, net of income taxes	—	1,029

Net income	$27,638	$26,780

Earnings per common share:
Income from continuing operations	$0.61	$0.55
Income from discontinued operations	—	0.02
Earnings per common share	0.61	0.58

Diluted earnings per share:
Income from continuing operations	$0.61	$0.55
Income from discontinued operations	—	0.02
Diluted earnings per share	0.61	0.57

Average number of shares outstanding:
Earnings per common share	45,407,000	46,507,000

Diluted earnings per share	45,596,000	46,722,000

Dividends per common share	$0.06	$—

LANDSTAR SYSTEM/6

Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 29, 2014	Dec. 28, 2013
ASSETS
Current assets:
Cash and cash equivalents	$114,166	$180,302
Short-term investments	35,560	34,939
Trade accounts receivable, less allowance of $3,594 and $3,773	411,545	378,732
Other receivables, including advances to independent contractors, less allowance of $4,212 and $4,253	81,986	73,903
Deferred income taxes and other current assets	14,778	14,592

Total current assets	658,035	682,468

Operating property, less accumulated depreciation and amortization of $160,307 and $157,985	171,717	177,329
Goodwill	31,134	31,134
Other assets	83,236	79,765

Total assets	$944,122	$970,696

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$21,179	$27,780
Accounts payable	171,085	157,796
Current maturities of long-term debt	27,685	27,567
Insurance claims	93,790	92,280
Other current liabilities	62,308	70,237

Total current liabilities	376,047	375,660

Long-term debt, excluding current maturities	61,599	73,938
Insurance claims	23,912	24,171
Deferred income taxes and other non-current liabilities	39,387	42,446

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,121,124 and 67,017,858 shares	671	670
Additional paid-in capital	180,979	179,807
Retained earnings	1,197,962	1,173,044
Cost of 22,168,803 and 21,528,693 shares of common stock in treasury	(936,101)	(899,028)
Accumulated other comprehensive loss	(334)	(12)

Total shareholders’ equity	443,177	454,481

Total liabilities and shareholders’ equity	$944,122	$970,696

LANDSTAR SYSTEM/7

Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Thirteen Weeks Ended
	March 29, 2014	March 30, 2013
Revenue generated through (in thousands):
Business Capacity Owners (1)	$343,652	$304,049
Truck Brokerage Carriers	301,513	270,641
Rail intermodal	16,495	18,011
Ocean and air cargo carriers	17,016	21,103
Other (2)	9,521	9,076

	$688,197	$622,880

Number of loads:
Business Capacity Owners (1)	198,870	187,770
Truck Brokerage Carriers	165,450	163,960
Rail intermodal	6,410	7,020
Ocean and air cargo carriers	3,890	3,970

	374,620	362,720

Revenue per load:
Business Capacity Owners (1)	$1,728	$1,619
Truck Brokerage Carriers	1,822	1,651
Rail intermodal	2,573	2,566
Ocean and air cargo carriers	4,374	5,316

	March 29, 2014	March 30, 2013
Truck Capacity Providers
Business Capacity Owners (1) (3)	7,922	7,851

Truck Brokerage Carriers:
Approved and active (4)	21,588	20,571
Approved	11,291	11,200

	32,879	31,771

Total available truck capacity providers	40,801	39,622

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2)	Includes premium revenue generated by the insurance segment and warehousing revenue generated by the transportation logistics segment.

(3)	Trucks provided by Business Capacity Owners were 8,424 and 8,348 at March 29, 2014 and March 30, 2013, respectively.

(4)	Active refers to Truck Brokerage Carriers who have moved at least one load in the past 180 days.